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                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                  dated as of

                                August 10, 1997

                                    between

                         DIGITAL EQUIPMENT CORPORATION

                                   as Seller

                                      and

                              GENICOM CORPORATION

                                  as Purchaser



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     THIS ASSET PURCHASE AGREEMENT dated as of August 10, 1997 (this
"Agreement") between DIGITAL EQUIPMENT CORPORATION, a Massachusetts corporation ("Seller"), and GENICOM CORPORATION, a Delaware corporation ("Purchaser").


                               W I T N E S E T H:


     WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, the Transferred Assets (as hereinafter defined), subject to certain liabilities, which are used in Seller's Printing Systems Business.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, agreements and covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (individually, a "Party" and collectively, the "Parties") agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01.  Certain Defined Terms.

     (a) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" as used with reference to any Person means any Person controlling, controlled by, or under common control with such Person.
"Control" for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract, or otherwise.

     "Ancillary Agreement" means any of the Software Assignment and License Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Cooperative Marketing, Support and Development Agreement, the Interim Services Agreement, Basic Order Agreement, Warranty Service Agreement, International Implementation Agreement, the Occupancy Agreement, the Patent Assignment and License Agreement, and the Trademark License Agreement (collectively, the "Ancillary Agreements").

     "Antitrust Division" means the Antitrust Division of the Department of Justice of the United States.

     "Basic Order Agreement" means the Basic Order Agreement entered into by Seller and Purchaser as of the date hereof.

     "Business" means the design, procurement and selling of computer printers and integrated printing systems, printer accessories and related consumable products, as operated by Seller on the Closing Date, provided, however, that the Business shall not be deemed to include, among other

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things, (i) Seller's Digital Linear Tape Business, for which Seller's
Printing Systems Business previously provided certain marketing and sales services, and (ii) Seller's Passbook Printing Business principally located in Sweden which designs, manufactures, procures, distributes and sells passbook printers and related accessories and consumable products.

     "Business Day" means any day of the year on which banks are not required or authorized to be closed in Boston, Massachusetts.

     "Claim" means any pending claim, demand, assessment, legal, administrative or arbitral proceeding, cause of action, notice or demand involving any Person.

     "Closing Date" means the date specified in Section 3.01 on which the Closing shall become effective.

     "Closing Time" means the time on the Closing Date immediately prior to the consummation of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Cooperative Marketing, Support and Development Agreement" means the Cooperative Marketing, Support and Development Agreement entered into by Seller and Purchaser as of the date hereof.

     "Damages" means any loss, damage, liability, judgment, deficiency, fine, penalty, encumbrance, Lien, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) incurred or which will be incurred by any Person.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "FTC" means the Federal Trade Commission of the United States.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the FTC promulgated thereunder as in effect at any time during the term of this Agreement.

     "Indemnified Person" means a member of the Purchaser Group or the Seller Group, as the case may be, that is entitled to receive any payment in respect of Claims or Damages from an Indemnifying Party in accordance with Article VIII.

     "Indemnifying Party" means, with respect to any Indemnified Person that is a member of the Purchaser Group, Seller, and means with respect to any Indemnified Person that is a member of the Seller Group, Purchaser.

     "Interim Services Agreement" means the Interim Services Agreement entered into by Seller and Purchaser as of the date hereof.

     "International Implementation Agreement" means the International Implementation Agreement entered into by Seller and Purchaser as of the date hereof.

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     "Knowledge" or "knowledge" when used in this Agreement with respect to the knowledge of Seller, means the actual personal knowledge of James E. Flanagan and Jeff Bergart and shall require no affirmative duty on the part of such Person to make an inquiry or investigation in order to make the representations and warranties contained herein which are based on such knowledge.

     "Law" means any applicable law (whether statutory, at common law, or otherwise), regulation, order, ordinance, judgment or decree of any governmental authority (foreign, federal, state, local or otherwise).

     "Lien", with respect to any asset or property, means any lien, encumbrance, charge, security interest, mortgage or pledge in such asset or property or any restriction or limitation on the transfer or use of such asset or property which has a Material Adverse Effect.

     "Material Adverse Effect" means an effect on (i) the operations of the Business or (ii) the value of the Transferred Assets, which, in the case of both clauses (i) and (ii), would after the Closing Time be materially adverse to the Transferred Assets and the Business, taken as a whole.

     "Material Contract" means each of the Assigned Contracts which (i) (a) involves, or pursuant to which, payments are to be made to or by Seller of $100,000 or more over its term and (b) has a term of more than 12 months, which term is not subject to cancellation or termination by Seller or any other party to such Contract on 60 days' or less notice without penalty or (ii) the non-assignment of which to Purchaser or the termination of which could reasonably be expected to result in a Material Adverse Effect.

     "Occupancy Agreement" means the Occupancy Agreement entered into by Seller and Purchaser as of the date hereof.

     "Patent Assignment and License Agreement" means the Patent Assignment and License Agreement entered into by Seller and Purchaser as of the date hereof.

     "Person" or "person" means an individual, partnership, firm, association, joint venture, trust, estate, corporation or any other legal or business entity and any governmental entity or authority (including without limitation, the United States, a state or any political subdivision thereof).

     "Plan" means any employee plan or program whether insured or otherwise (including any employee welfare plans within the meaning of Section 3(1) of ERISA, any pension plans within the meaning of Section 3(2) of ERISA, and any incentive, bonus, compensation, severance, termination or fringe benefit plan or program).

     "Representative" with respect to any Person, means such Person's directors, officers employees and other agents, accountants, auditors, counsel, financial advisors, bankers, investment bankers and consultants.

     "Software Assignment and License Agreement" means the Software Assignment and License Agreement entered into by Seller and Purchaser as of the date hereof.

     "Tax Return" means return (including any information return), report, declaration of estimated tax, claim for refund, statement, schedule, notice, form, or other document or information (including any schedule or attachment thereto and including any amendment thereof)


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filed with or submitted to, or required to be filed with or submitted to, any federal, state, local, or foreign agency or governmental authority, in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any requirement by Law relating to any Tax.

     "Taxes" means all income, gross receipts, sales, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever whether foreign or domestic (and whether payable directly or by withholding), including, without limitation, real estate transfer taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

     "Trademark Assignment Agreement" means the Trademark Assignment Agreement entered into by Seller and Purchaser as of the date hereof.

     "Trademark License Agreement" means the Trademark License Agreement entered into by Seller and Purchaser as of the date hereof.

     "Transfer Instruments" means the Bill of Sale and the Instruments of Assignment.

     "Warranty Service Agreement" means the Warranty Service Agreement entered into by Seller and Purchaser as of the date hereof.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


     Term                                           Section
     ----                                           -------

     Assigned Contracts                             2.01(ii)
     Assignment and Assumption Agreement            2.03
     Assumed Liabilities                            2.03
     Bill of Sale                                   2.01
     Closing                                        3.01
     Disclosing Party                               6.11
     Excluded Assets                                2.02
     Financial Information                          4.11
     Information                                    6.11
     Initial Period                                 6.13
     Instruments of Assignment                      2.01
     Intellectual Property Agreements               4.12(a)
     Nonassigned Contracts                          2.03(c)
     Nonexclusive Contracts                         2.03(d)
     Purchase Orders                                2.03(ii)
     Purchase Price                                 2.04(a)
     Purchased Equipment                            2.01(i)
     Purchaser Group                                8.02
     Recipient                                      6.11
     Retained Liabilities                           2.03(b)
     Retained Names and Marks                       6.03
     Required Financial Information                 6.14
     Seller Group                                   8.03
     Seller Inventory                               6.13
     Settlement Amount                              8.05(b)


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     Third Party Sales                    6.13
     Threshold Amount                     8.04(b)
     Transfer Taxes                       6.05
     Transferred Assets                   2.01
     Transferred Intellectual Property    4.12(a)



                                   ARTICLE II

                               PURCHASE AND SALE

     SECTION 2.01. Transferred Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign, license and convey to Purchaser, and Purchaser shall purchase and accept from Seller on the Closing Date or at such other time after the Closing Date as may be expressly provided herein, the following assets used in the Business and all of Seller's rights, title and interest in and with respect thereto other than items which constitute Excluded Assets (which items, excluding any Excluded Assets, are referred to herein as the "Transferred Assets"):

           (i) The personal property located in the United States, including machinery, development (hardware and software) tools, test and other equipment, tooling (including tooling in possession of Seller's vendors), computer hardware, furniture and office equipment owned by Seller and used in the Business to the extent set forth in Schedule 2.01(i) (hereinafter the "Purchased Equipment"), and any and all warranties covering the Purchased Equipment to the extent assignable;

           (ii) All rights of Seller in, to and under all of the contracts listed on Schedule 2.01(ii) hereto and the unfilled purchase orders from Seller's customers to the extent assignable (collectively the "Assigned Contracts");

           (iii) Certain rights of Seller in, to and under certain Software to the extent provided in the Software Assignment and License Agreement;

           (iv) Certain rights of Seller in, to and under certain patents and patent applications to the extent provided in the Patent Assignment and License Agreement;

           (v) Certain rights of Seller in, to and under certain Trademarks to the extent provided in the Trademark License Agreement;

           (vi) Originals or copies of all books, accounting records, business plans, written processes and designs, engineering and schematic drawings and diagrams and change orders, reports, files and documents (including computer tapes or disks) of Seller which are located at 200 Forrest Street in Marlborough, Massachusetts or 111 Powdermill Road in Maynard, Massachusetts on the Closing Date and are used solely in the Business, provided in each case that any information contained in such materials which does not relate directly to the Business may be deleted by Seller;

           (vii) Seller's inventory of finished goods and supplies located in Singapore as of the Closing Date as set forth in Schedule 2.01(vii) hereto (the "Purchased Inventory"); and


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           (viii) All Claims of Seller, whether arising before or after the date hereof, to the extent such Claims are necessary to assure to Purchaser after the Closing Time the full title, ownership, possession and benefit of the Transferred Assets to the extent such claims are assignable;

      To the extent that any of the Transferred Assets are owned by any Subsidiary of Seller, Seller shall cause such subsidiary to sell, transfer, convey, assign, license and deliver to Purchaser such Assets. Such sale, transfer, conveyance, assignment, license and delivery shall be effected by delivery by Seller to Purchaser of (i) a duly executed bill of sale with respect to all of the Transferred Assets (other than such of the Transferred Assets for which other instruments are provided in clauses (ii) and (iii) of this paragraph) in the form attached hereto as Exhibit 2.01(a) (the "Bill of Sale"), (ii) the Software Assignment and License Agreement, the Patent Assignment and License Agreement, the Trademark License Agreement and the Trademark Assignment Agreement; and (iii) instruments of assignment and, as required, consent with respect to the Assigned Contracts from the other parties to such Contracts (collectively, the "Instruments of Assignment") and such other instruments of conveyance and transfer to be tendered at the Closing as shall be necessary in the reasonable opinion of Purchaser's counsel to vest in Purchaser good, valid and marketable title to the Transferred Assets, free and clear of all Liens. Except as otherwise expressly provided herein and in the Ancillary Agreements, from and after the Closing, Seller shall cease to have any right, title or interest in or to the Transferred Assets and shall not make use of any Transferred Assets. Legal and equitable title and risk of loss with respect to the Transferred Assets shall pass to Purchaser at the Closing. Purchaser shall take title to the Transferred Assets as and wherever located at the Closing. The locations of the Transferred Assets are set forth in Schedule 2.01(i).

      SECTION 2.02. Excluded Assets. Purchaser expressly understands and agrees that the Transferred Assets shall exclude all assets and properties of Seller not specifically included within the Transferred Assets (including, without limitation, all of Seller's receivables and inventory of samples, finished goods, components and supplies used in the Business except as provided in Section 2.01(vii) herein) as well as any assets which are within the definition of Transferred Assets but are sold or otherwise disposed of in the ordinary course of the operation of the Business during the period from the date hereof until the Closing Date (the "Excluded Assets").

      SECTION 2.03. Assumption of Liabilities; Assigned Contracts. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of Closing, to assume and timely discharge and/or perform the following specific debts, obligation, contracts and liabilities of Seller arising out of the conduct of the Business (the "Assumed Liabilities"):

           (i) subject to this Section 2.03(a), all liabilities and obligations of Seller arising from and after the Closing Time under the Assigned Contracts;

           (ii) all of Seller's obligations under purchase orders to acquire goods and services in connection with the operation of the Business listed on Schedule 2.03(a) hereto and any other purchase orders to acquire goods and services in connection with the operation of the Business entered into by Seller in the ordinary course of business until the Closing Date (the "Purchase Orders"); and

           (iii) all debts, liabilities and obligations of Purchaser arising from the operation of the Business and the Transferred Assets at and after the Closing Time (including without limitation, product liability claims, product warranty claims or customer returns relating to products shipped at and after the Closing Time, employee claims arising out




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      of the employment relationship with Purchaser, Tax claims and environmental claims) shall be at and after the Closing Time the debts, liabilities and obligations of Purchaser, but excluding product warranty claims relating to the Purchased Inventory or the Seller Inventory.

In connection with the foregoing, Purchaser and Seller have entered into an Assignment and Assumption Agreement as of the date hereof (the "Assignment and Assumption Agreement"). Purchaser shall assume the duties of Seller to perform the Assigned Contracts to the extent that by the terms of such Assigned Contracts such performance by Seller is required, or may occur without default after the Closing Time; provided that, Purchaser shall have no liability or obligation to perform under any Assigned Contracts unless and until Seller's rights thereunder have been effectively assigned to Purchaser. Other than as expressly set forth in this Agreement or in any of the Ancillary Agreements, Purchaser shall assume no liabilities from Seller whether known or unknown, absolute or contingent, accrued or unaccrued or due or to come due.

     (b) Retained Liabilities. Other than as set forth in this Agreement or in any of the Ancillary Agreements, (i) all debts, liabilities and obligations of Seller arising from the operation of the Business prior to the Closing Time (including without limitation, product liability claims, product warranty claims or customer returns relating to products shipped before the Closing Time, employee claims arising out of the employment relationship with Seller, Tax claims and environmental claims) shall continue after the Closing Time to be the debts, liabilities and obligations of Seller, and (ii) all liabilities, including, without limitation, warranty liability and liability for customer returns, relating to Seller Inventory and warranty liability for Purchased Inventory shall be the liabilities of the Seller (collectively, the "Retained Liabilities"); provided, however, that the Retained Liabilities shall not include liabilities relating to Seller Inventory to the extent Purchaser purchases Seller Inventory from Seller after the Initial Period. With respect to returns of printer products after the Closing Date for which Seller is obligated hereunder, Purchaser agrees to assist Seller to minimize Seller's cost of disposing of such products, including, without limitation, using its commercially reasonable efforts to sell such products in exchange for a commercially reasonable portion of the selling price.

     (c) Nonassignability. Schedule 2.03(c) attached hereto sets forth a list of the Assigned Contracts which have not been effectively assigned to Purchaser as of the Closing Date (each a "Nonassigned Contract" and collectively, the "Nonassigned Contracts"). Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to assign to Purchaser any of its rights and obligations in and to any of the Nonassigned Contracts without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that, with respect to such Nonassigned Contracts, Seller shall use commercially reasonable efforts during a reasonable period of time after the Closing Date, to obtain all such consents, approvals and waivers, such period of time not to exceed ninety (90) days. Purchaser will cooperate with Seller in its efforts to obtain all required consents, approvals and waivers, provided, however, that neither Purchaser nor Seller will be required to incur any liability or pay any consideration in connection therewith. With respect to each vendor agreement included in the Nonassigned Contracts, Seller agrees (subject to its obligations to use its commercially reasonable efforts as provided above in this paragraph (c)) that it will (i) for such period of time as such Nonassigned Contract remains in effect, use its commercially reasonable efforts to make arrangements for Purchaser to purchase items covered by such Contract from Seller and/or (ii) for a reasonable period of time, assist Purchaser with procuring substantially equivalent arrangements with another vendor, as determined by Seller. If Seller complies with its obligations hereunder to use its commercially reasonable efforts, it shall have no further obligations to Purchaser, financially or otherwise, with respect thereto.


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     (d) Nonexclusive Agreements.  The parties hereto acknowledge that the
Assigned Contracts do not include any vendor agreements between Seller and another party pursuant to which such other party supplies products and/or services to the Seller other than exclusively to the Business (the "Nonexclusive Agreements"). With respect to the Nonexclusive Agreements listed on Schedule 2.03(d), Seller shall have no obligations to assign any of its rights thereunder, provided, however, that Seller will (i) for such period of time as such Nonexclusive Agreement remains in effect, use its commercially reasonable efforts to make arrangements for Purchaser to purchase items for the Business covered by such Agreement from Seller and/or (ii) for a reasonable period of time, assist Purchaser with procuring substantially equivalent arrangements with another vendor, as determined by Seller. If Seller complies with its obligations hereunder, it shall have no further obligations to Purchaser, financially or otherwise, with respect to the Nonexclusive Agreements.

     SECTION 2.04.  Purchase Price; Allocation.

     (a) In addition to the Assumed Liabilities and the other rights and obligations of the parties hereto, in consideration of the sale, transfer, conveyance, assignment, license and delivery of the Transferred Assets, Purchaser shall pay to Seller a purchase price of $3,135,000 (the "Purchase Price"), which is equal to the sum of (i) of the agreed upon value of the Purchased Equipment and the Purchased Inventory as such agreed upon value for each item of Purchased Equipment and Purchased Inventory is set forth on
Schedule 2.01(i) and Schedule 2.01(vii), respectively hereto, plus (ii) $2,000,000. The Purchase Price shall be paid by Purchaser to Seller in cash at the Closing. On September 30, 1997, there will be an adjustment made with respect to (i) the Purchased Inventory, to the extent that Purchaser and Seller reasonably determine the value of the useable and saleable portion of such inventory to be more or less than $800,000 (based on the same pricing methodology as employed in Section 6.13 for the Seller Inventory) and (ii) the Purchased Equipment, such that to the extent an item of Purchased Equipment was not transferred to Purchaser, such adjustment shall be made equal to the agreed upon value therefor, and to the extent Purchaser and Seller agree that other personal property used in the Business should be sold to Purchaser, such adjustment shall be made using the agreed upon pricing methodology used to determine the prices set forth in Schedule 2.01(i). The Parties acknowledge that between the Closing and September 30, 1997, there may be a change in the Purchased Equipment, such change to be mutually agreed to in writing by the Parties.

     (b) The consideration for the Transferred Assets will be allocated consistent with the allocation set forth on Schedule 2.04 hereto which has been determined by mutual agreement of Purchaser and Seller. It is agreed that such an allocation is fair to both Parties and that it will be used as the basis for reporting this transaction for all Tax purposes (subject to purchase price adjustments, if any). Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the transfer of the Transferred Assets to Purchaser in a manner consistent with such allocation and each party shall deliver to the other party a copy of its Form 8594 relating to this transaction no later than ten (10) days prior to filing thereof.





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

                                  ARTICLE III

                                  THE CLOSING

     SECTION 3.01. The Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale, purchase, assignment, license and transfer pursuant hereto shall take place at a closing (the "Closing") to be held simultaneous with the execution hereof at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, to be effective as of 12:01 a.m. on August 10, 1997.

     SECTION 3.02. Seller's Deliveries at the Closing. At the Closing, Seller shall deliver to Purchaser the Transfer Instruments and the Ancillary Agreements, and the opinions, certificates, consents of third parties and other documents contemplated by this Agreement to be delivered by Seller, each of which shall be in form and substance reasonably satisfactory to Purchaser.

     SECTION 3.03. Purchaser's Deliveries at the Closing. At the Closing, Purchaser shall deliver to Seller the Purchase Price by wire transfer of federal funds in accordance with wire transfer instructions heretofore provided by Seller to Purchaser, the Transfer Instruments and Ancillary Agreements to which Purchaser is a party and the opinions, certificates and other documents contemplated by this Agreement to be delivered by Purchaser, each of which shall be in form and substance reasonably satisfactory to Seller.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to and covenants with Purchaser as of the date hereof as follows:

     SECTION 4.01. Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, and has all necessary corporate power and authority to enter into and perform its obligations under this Agreement, the Transfer Instruments and the other agreements contemplated hereby (including the Ancillary Agreements) and to transfer the Transferred Assets as contemplated hereby.

     SECTION 4.02. Corporate Action. All corporate action necessary to be taken by Seller to authorize the execution, delivery and performance of this Agreement and any instruments and agreements contemplated herein (including the Ancillary Agreements) has been, or prior to the Closing Time will have been, duly and validly taken. Subject to the terms and conditions hereof, each of this Agreement and the other agreements contemplated hereby (including the Ancillary Agreements) to which Seller will be a party constitutes or, in the case of such other agreements will, when executed and delivered at the Closing, constitute the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, other Laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of this Agreement, the Transfer Instruments and the other agreements contemplated hereby (including the Ancillary Agreements) by Seller do not and will not violate or result in any default under any provision of Seller's Articles of Organization or by-laws, or except as would not have a Material Adverse Effect or impair the value or use of any of the Transferred Assets affected thereby, result in any default under or any Lien


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

upon any of the Transferred Assets, any Material Contract, or any Law or under any obligation constituting part of the Transferred Assets or to which any of the Transferred Assets may be subject.

     SECTION 4.03. Title to Transferred Assets; Right to Convey. Except as set forth in Schedule 4.03, Seller has good, valid and marketable title to all of the Transferred Assets, free and clear of all Liens, and Seller will convey such title to the Transferred Assets to Purchaser at the Closing.

     SECTION 4.04. Litigation. Except as set forth in Schedule 4.04, there are no actions, suits, or proceedings pending or, to Seller's knowledge, threatened, against the Business, or the Transferred Assets at Law or in equity before any foreign, federal, state, municipal or other governmental department or agency which would, if adversely determined, have a Material Adverse Effect. No Claim has been asserted in writing against Seller or, to the best knowledge of Seller, is any Claim threatened which seeks to delay or prevent the consummation of the transactions contemplated hereby which would, if successful, have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and to perform its obligations hereunder and thereunder.

     SECTION 4.05. Taxes, Tax Returns and Audits. Tax Returns required to be filed by or on behalf of Seller relating to the Transferred Assets or the operation of the Business have been duly and timely filed, or extensions have been obtained, and all Taxes, assessments, and levies shown thereon to be due and payable, including, without limitation, estimated tax payments and withholding or periodic tax deposits, have been paid. Except as would not result in a Lien on the Transferred Assets, to the knowledge of Seller, there is no audit or other Tax-related proceeding or investigation relating to the Transferred Assets.

     SECTION 4.06. Consents and Approvals. The execution and delivery of this Agreement and the other agreements and documents contemplated herein (including the Transfer Instruments and the Ancillary Agreements) by Seller do not, and the performance of this Agreement and such other agreements and documents by Seller will not, require any consent, approval, authorization or other action by or filing with or notification to, any governmental or regulatory authority, or any other Person, except (i) a filing with and approval from the FTC and/or the Antitrust Division pursuant to the HSR Act, (ii) for such consents, approvals, authorizations or other actions, which, if not obtained, will not have a Material Adverse Effect, and (iii) the consents set forth on Schedule 4.06.

     SECTION 4.07. Other Contracts; Default. Except as set forth on Schedule 4.07, Seller is not a party to or bound by any Material Contracts with respect to the Business. To Seller's knowledge, neither Seller nor any other party thereto is in material default under any Material Contract.

     SECTION 4.08.  Compliance with Applicable Law.  Except as set forth in
Schedule 4.08, Seller has not received any written notice of, nor does Seller have any knowledge of any material current non-compliance with applicable laws in respect of the Transferred Assets.

     SECTION 4.09. Brokers. Except for Lehman Brothers, for whose fee, if any, Seller shall be responsible, no broker, finder, investment banker or other similar Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

     SECTION 4.10.  [Intentionally omitted.]

     SECTION 4.11. Financial Information. Attached hereto as Schedule 4.11(a) is the following financial information of the Company previously provided to Purchaser with respect to the Business for the Company's fiscal years ending July 1, 1995, June 29, 1996 and June 28, 1997 (the "Financial Information"): unit volumes, revenue received, standardized cost per unit, direct expenses of the Business, property plant and equipment, and inventory. The Financial Information has been prepared in the manner described in Schedule 4.11(b) hereto.

     SECTION 4.12.  Intellectual Property.

     (a) Seller owns or has the valid right to use the intellectual property being assigned or licensed to Purchaser (the "Transferred Intellectual Property") under the Software Assignment and License Agreement, the Patent Assignment and License Agreement, the Trademark Assignment Agreement and the Trademark License Agreement (collectively "the Intellectual Property Agreements") and Seller has the rights to assign or license, as the case may be, such Transferred Intellectual Property pursuant to the terms and conditions of the Intellectual Property Agreements.

     (b) The Seller has no knowledge (i) of any claims or demands of any other person pertaining to the Transferred Intellectual Property, or of any proceedings having been commenced or threatened which challenge Seller's rights in respect thereof, (ii) that any of the rights constituting the Transferred Intellectual Property is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, (iii) of the infringement of any Transferred Intellectual Property by any other person, except to the extent such infringement would not have a Material Adverse Effect, and (iv) that the use by Seller of any of the Transferred Intellectual Property infringes the intellectual property rights of any third party to the extent such infringement would have a Material Adverse Effect.

     Section 4.13. Conduct of Business. Except as would not have a Material Adverse Effect, since June 28, 1997, Seller has conducted the Business in a manner which is not inconsistent with the consummation of the transactions contemplated by this Agreement and in the ordinary course except to the extent the ordinary course may have been affected by the extended period during which the Business has been a candidate for disposition by the Seller.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     SECTION 5.01. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to enter into and perform its obligations under this Agreement, the Transfer Instruments and the other agreements contemplated hereby (including the Ancillary Agreements) and to acquire the Transferred Assets as contemplated hereby.

     SECTION 5.02. Corporate Action. All corporate action necessary to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and any instruments and agreements contemplated herein (including the Ancillary Agreements) has been, or prior to the Closing Time will have been, duly and validly taken. Subject to the terms and conditions hereof, each of this Agreement and the other agreements contemplated hereby (including the Ancillary Agreements) to which Purchaser will be a party constitutes or, in the case of such other agreements will, when executed and delivered at the Closing constitute, the valid and binding obligation of Purchaser, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, other Laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of this Agreement, the Transfer Instruments and the other agreements contemplated hereby (including the Ancillary Agreements) by Purchaser does not and will not violate or result in any default under any provision of Purchaser's charter or by-laws or any default under or, except as would not materially impair Purchaser's ability to perform its obligations pursuant to this Agreement and the Ancillary Agreements, result in the termination of, or accelerate the performance required by or cause the acceleration of the maturity of any liability or obligation pursuant to, any material commitment, agreement, indenture, license, or other obligation to which Purchaser is a party or any Law applicable to it.

     SECTION 5.03. Absence of Litigation. No Claim has been asserted in writing against Purchaser or, to the best knowledge of Purchaser, is any Claim threatened which seeks to delay or prevent the consummation of the transactions contemplated hereby which would, if successful, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and to perform its obligations hereunder and thereunder.

     SECTION 5.04. Consents and Approvals. The execution and delivery of this Agreement and the other agreements and documents contemplated herein (including the Transfer Instruments and the Ancillary Agreements) by Purchaser does not, and the performance of this Agreement and such other agreements and documents by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or any other Person, except for a filing with and approval from the FTC and/or the Antitrust Division pursuant to the HSR Act.

     SECTION 5.05. Purchaser's Acknowledgments. Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets and the Business (ii) has been furnished with or given adequate access to such Representatives of Seller, and books, records and other information about the Transferred Assets and the Business as it has requested and the financial information contained therein has not been prepared in accordance with generally accepted accounting principles, and (iii) will not assert any Claim against Seller or its Representatives or hold any of them liable, for any inaccuracies, misstatements or omissions with respect to information (except for representations and warranties made by Seller in this Agreement) furnished by Seller or its Representatives.

     SECTION 5.06. Projections. In connection with Purchaser's investigation of the Business and the Transferred Assets, Purchaser has received from Seller and its Representatives certain estimates, projections and other forecasts for the Business. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser will not assert any claim against Seller or any of its Representatives or hold any of them liable, in connection with such estimates, projections and forecasts.

     SECTION 5.07. Brokers. No broker, finder, investment banker or similar Person is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.


                                   ARTICLE VI

               ADDITIONAL COVENANTS, AGREEMENTS AND UNDERTAKINGS

     SECTION 6.01. Office Space. Until October 31, 1997, Seller will provide to Purchaser certain office space located in Marlborough, Massachusetts, pursuant to the terms and conditions of the Occupancy Agreement entered into by Purchaser and Seller as of the date hereof. Notwithstanding the foregoing, Purchaser shall use its best efforts to vacate the office space by September 30, 1997. Upon the termination of Purchaser's right to use the office space (whether at Purchaser's election upon due notice to Seller or at the expiration of the term thereunder), Purchaser shall remove all of the Transferred Assets and any other of its property that are located thereat at its expense. Notwithstanding the foregoing, title to the Transferred Assets after the Closing Date shall be in the hands of Purchaser. If any of the Transferred Assets have not been removed from the office space by such time and in addition to all legal rights available to Seller, Seller shall have the right to charge Purchaser a commercially reasonable fee for storing the remaining Transferred Assets. Purchaser acknowledges and agrees that certain of the Transferred Assets are at locations other than Seller's facilities and that Purchaser shall be solely responsible for making arrangements to maintain such Transferred Assets thereat or to make any other arrangements.

     SECTION 6.02. Regulatory and Other Authorizations. Each Party will make any and all filings and submissions to, and use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state, and foreign governmental and regulatory Persons that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Parties will not intentionally take, or omit to take, any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

     SECTION 6.03. Use of Name. Anything herein to the contrary notwithstanding, no interest in or right to use the name "Digital Equipment Corporation" or any derivation thereof or any logo, trademark or trade name in which Seller has any interest whether with respect to the Business or otherwise other than pursuant to the Trademark License Agreement or Trademark Assignment Agreement (collectively, the "Retained Names and Marks") is being transferred, assigned or licensed to Purchaser pursuant to the transactions contemplated hereby. Purchaser agrees not to use any materials bearing Retained Names and Marks or sell, transfer or ship any inventory or products bearing Retained Names and Marks, unless pursuant to the Trademark License Agreement or Trademark Assignment Agreement or requested to do so by Seller. Purchaser agrees that Seller shall have no responsibility for Claims by third parties arising out of, or relating to, the use by Purchaser of any Retained Name or Mark after the Closing Date unless requested to do so by Seller as contemplated by the preceding sentence, and Purchaser agrees to defend, indemnify and hold harmless Seller, pursuant to the terms and conditions of Article VIII herein, from any and all Claims that may arise out of the unauthorized use thereof by Purchaser. Purchaser shall take no action to hold itself out or to otherwise create the impression that it is an agent or otherwise affiliated with Seller except as expressly permitted herein or under any of the Ancillary Agreements.

     SECTION 6.04. Bulk Transfer and Other Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called bulk transfer Laws of any jurisdiction in connection with the sale of the Transferred Assets to Purchaser, provided, however, that Seller will indemnify, defend and hold harmless Purchaser, pursuant to the terms and conditions of Article VIII herein, in respect of any indemnifiable loss relating to, resulting from or arising out of Seller's failure to so comply with such Laws in connection with the transactions contemplated by this Agreement.

     SECTION 6.05. Sales and Transfer Taxes. Seller agrees to pay any sales, use or transfer or similar taxes imposed or assessed as a result of the sale of any Transferred Assets that are physically located in the United States on the Closing Date. Purchaser agrees to pay any sales, use, Value Added Tax or transfer or similar tax imposed or assessed as a result of the sales of Transferred Assets that are physically located outside the United States on the Closing Date. Seller shall prepare and file, or cause to be prepared and filed, any required Transfer Tax returns and other documents in connection with Transfer Taxes incurred as a result of the sale of the Transferred Assets contemplated by this Agreement. Seller and Purchaser agree to cooperate in any endeavor to effect a reduction in any such Transfer Taxes.

     SECTION 6.06. Insurance. After the Closing Time, all insurance coverage for the Business, and Transferred Assets shall be the responsibility of Purchaser.

     SECTION 6.07. Further Action. Each of the Parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and shall cooperate in good faith with respect thereto. Among other things, each of the parties will cooperate in forwarding to the other party any misdirected payments and receipts from customers and vendors. The Parties agree that to the extent it is reasonably determined during the four month period after the date hereof that the Parties failed to enter into agreements or other arrangements in connection with the transactions contemplated hereunder to the extent such agreements or arrangements existed with respect to the operation of the Business prior to the Closing and that are useful in the operation of the Business by Purchaser, each Party's Manager (as such term is defined in the Cooperative Marketing Support and Development Agreement) or his or her designee shall negotiate in good faith to enter such arrangements or agreements on commercially reasonable terms and conditions.

     SECTION 6.08.  Tax Returns; Information; Cooperation.

     (a) The Parties will provide each other with such cooperation and information as either of them reasonably may request of the other in connection with filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or preparation for litigation or investigation of Claims or in connection with any audit relating to Taxes involving the Business. Such cooperation and information shall include providing copies of all relevant documents and records, or portions thereof, relating to the Business. Each Party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of Seller ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such returns and other documents relate (and, to the extent notified by the other Party in writing, any extensions thereof), provided, however, each Party shall provide written notice to the other Party after the expiration of such period if such Party desires to dispose of or destroy such documents and records and shall provide such other party with the right to copy or take possession of such documents and records. Any information obtained under this Section 6.08(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

     (b) If in order to properly prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either Party be furnished with additional information relating to the Transferred Assets and such information is in the possession of the other Party, such other Party agrees to use its reasonable efforts to furnish such information in a timely manner to the Party reasonably requiring such information, at the cost and expense of the Party requiring such information.

     SECTION 6.09.  Access to Books and Records.

     (a) Seller agrees that from and after the Closing Date, it will permit Purchaser and its Representatives, during normal business hours and with reasonable notice, (i) to have access to and to examine and take copies of all books and records of Seller (excluding personnel records unless specifically requested in writing by the employee and to the extent otherwise permitted by law) which are not delivered to Purchaser pursuant hereto and which directly relate to the Transferred Assets and/or the Business and to events occurring prior to the Closing Time or to transactions or events occurring subsequent to the Closing Time which arise out of transactions or events occurring prior to the Closing Time and (ii) make available to Purchaser the employees of Seller that previously worked in the Business on such terms and conditions and for such periods of time as Seller shall reasonably determine, provided, however, that Purchaser shall pay to Seller a commercially reasonable hourly rate for the actual time spent by such employees to the extent not otherwise provided in the Interim Services Agreement, provided, further, that for time spent by such employees solely in connection with effectuating the transactions hereunder (excluding services under the Interim Services Agreement) such time shall be at no cost to Purchaser if the aggregate amount of such time is not material. All books and records of Seller relating to the Transferred Assets and the Business not delivered to Purchaser pursuant hereto will be preserved by Seller for a period of not less than seven years following the Closing Date, or such longer period as may be required by Law, provided, however, Seller shall provide written notice to Purchaser after the expiration of such seven year period if Seller desires to dispose of or destroy such books and records and shall provide Purchaser with the right to copy or take possession of such books and records.

     (b) Purchaser agrees that from and after the Closing Date, it will permit Seller and its Representatives, during normal business hours and with reasonable notice, (i) to have access to its properties, books, records, employees and auditors and to examine and take copies of all books and records of Seller which are delivered to Purchaser pursuant to this Agreement, (ii) furnish to the representatives of Seller such additional financial and other information regarding the Business and the Transferred Assets as Seller may from time to time reasonably request and (iii) make available to Seller the employees of Purchaser that Seller reasonably requires on such terms and conditions and for such periods of time as Purchaser shall reasonably determine, including, without limitation, employees whose assistance, testimony or presence is necessary to assist Seller in evaluating or defending any Claims or in discharging such responsibilities or obligations, including the presence of such persons as witnesses in hearings or trials for such purposes, provided, however, that Seller shall pay to Purchaser a commercially reasonable hourly rate for the actual time spent by such employees providing such assistance, presence or testimony . All books and records included in the Transferred Assets will be preserved by Purchaser for a period of not less than seven years following the Closing Date, or such longer period as may be required by Law, provided, however, Purchaser shall provide written notice to Seller after the expiration of such seven year period if Purchaser desires to dispose of or destroy such books and records and shall provide Seller with the right to copy or take possession of such books and records.

     SECTION 6.10.  Mail Received After Closing.

     (a) In the event that Purchaser receives after the Closing Time any mail or other communications addressed to Seller, Purchaser may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to any of the Transferred Assets or the operation of the Business by Purchaser; provided, however, that Purchaser shall provide Seller with copies of any such communications which do not relate exclusively to the Transferred Assets or the operation of the Business by Purchaser. Purchaser agrees to promptly deliver or cause to be delivered to Seller all other mail and the contents thereof which do not relate to the Transferred Assets or the operation of the Business by Purchaser.

     (b) In the event that Seller receives after the Closing Date mail or other communications addressed to Seller which relate to any of the Transferred Assets or the operation of the Business by Purchaser, Seller shall, after examining such communications, promptly deliver or cause to be delivered all such mail and the contents thereof to Purchaser. Seller agrees to cooperate with Purchaser and to make arrangements reasonably necessary in order to deal properly with checks addressed to Seller but which belong to Purchaser pursuant to this Agreement, and to properly and promptly direct the proceeds thereof to Purchaser. Purchaser shall promptly inform all of the parties to the Assigned Contracts and the customers of and the suppliers to the Business, of the new address of the Business being carried on by Purchaser.

     (c) The Parties will cooperate with each other with respect to the matters covered by this Section 6.10 to enable each such Party to obtain such information as it requires to conduct its business.

     SECTION 6.11. Confidentiality. Each of the Parties shall exercise, and shall cause their respective Representatives and their respective Affiliates to exercise, the same degree of care to prevent disclosure of Information (as hereinafter defined) received by or disclosed to such Party pursuant to this Agreement as it takes to preserve and safeguard its own confidential information, data, technology or know-how but, in any event, no less than a reasonable degree of care. As used herein, "Information" means all documents and information concerning the other Party and the Affiliates thereof furnished to a Party, its Affiliates or Representatives (in any case, a "Recipient") by such other Party or its Representatives (in any case, the "Disclosing Party") in connection with the transactions contemplated by this Agreement. Each Recipient shall not use any of such Information except as permitted by this Agreement or release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

     Information shall be safeguarded by the Recipient for not less than three years from the date hereof and any documentary Information (including all copies thereof) not relating to the Business or the Transferred Assets shall be returned to the Disclosing Party promptly at its request and other Information shall be maintained in confidence subject to the terms of this Section 6.11.

     The restrictions of this Section 6.11 shall not apply to any Information received by a Recipient (a) which such Recipient already possessed at the time of receipt as shown by written records; (b) which was at the time of receipt or subsequently becomes, publicly available through no fault of such Recipient or any of its Affiliates or Representatives; (c) which such Recipient rightfully received from a third party which the Recipient neither knows nor has reason to know is prohibited from disclosing such information by a contractual, legal or fiduciary obligation; (d) is furnished to the Recipient by to a third party without a similar restriction on the third party's rights; or (e) is as required to be disclosed pursuant to Law; provided that, if practicable, the Recipient shall notify the Disclosing Party prior to disclosing any Information pursuant to this clause (e) and shall cooperate with the Disclosing Party in making reasonable efforts to resist such disclosure, if the Disclosing Party so requests. Information shall not be deemed to be within the foregoing exceptions merely because such Information is embraced by more general information in the public domain or in a Recipient's possession. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in a Recipient's possession, but only if the combination itself and its principle of operation are in public domain or in Recipient's possession.

     Each Recipient shall limit access to Information to those of its Representatives who have a need to know in order to effectuate this Agreement and have expressly agreed in writing or otherwise to maintain the confidentiality principles of this Section 6.11.

     In the event of a breach of any of the obligations stated above in this
Section 6.11, the Disclosing Party may proceed against the breaching Recipient in Law or in equity for such damages or other relief as a court may deem appropriate. Nothing herein contained shall be construed as prohibiting the Disclosing Party from pursuing, in addition, any other remedy for such breach or threatened breach. The confidentiality restrictions set forth in this
Section 6.11 supersede the Nondisclosure Agreement between the parties hereto dated July 15, 1996 and the Confidentiality Agreement between the parties hereto dated June 30, 1997.

     SECTION 6.12. Notices of Certain Events. A Party shall promptly notify the other Party of:

           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent that the failure to obtain such consent would have a Material Adverse Effect;

           (ii) any notice or other communications from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Transferred Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or that relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 6.13. Seller's Inventory. The Parties hereto acknowledge and agree that, except pursuant to Section 2.01(vii) herein, the Transferred Assets being sold to Purchaser hereunder shall not include, among other things, Seller's inventory of samples, components, supplies and finished goods with respect to the Business ( the "Seller's Inventory"). The Parties agree that until September 30, 1997 (the "Initial Period"), the Seller's Inventory will be treated as follows:

           (i) The Seller Inventory shall be held by Seller at its facilities and title thereto and risk of loss thereof shall remain with Seller until sold in the manner provided herein. Seller and Purchaser shall have access to the list of remaining Seller Inventory.

           (ii) Purchaser shall use its best efforts to sell the Seller Inventory to its customers in the ordinary course of Purchaser's business solely through Seller's current distribution channels ("Third Party Sales") and, in the case of components included in the Seller Inventory, to its vendors for use in the manufacture of Purchaser's products. Such best efforts shall include, without limitation, including the Seller's Inventory in Purchaser's standard product lists and materials, providing commercially reasonable incentives to its sales person, distributors and resellers to sell the Seller Inventory, selling the Seller Inventory prior to selling comparable inventory procured from other sources and, with respect to the use of the components in the manufacture of Purchaser's products, selling such items to its vendors in lieu of selling them comparable items from other sources or encouraging such vendors to purchase such inventory prior to their sourcing such comparable items from their own vendors.

           (iii) Purchaser shall sell the Seller Inventory on substantially the same terms and conditions as Seller is currently selling such inventory, including, without limitation, with respect to price and warranty, and shall obtain the consent of Seller, in writing, in advance of any material changes therefrom. Purchaser shall be responsible for all returns and warranty and other claims in connection with its sale of Seller Inventory.

           (iv) When Purchaser receives an order from a customer or vendor which can be filled from the Seller Inventory, Purchaser shall place a corresponding order on its customary purchase order form with Seller to purchase Seller Inventory to resell to such customer or vendor. Seller shall notify Purchaser when product is shipped to the customer or vendor and Purchaser shall invoice the customer or vendor for the transactions. The purchase price of such Seller Inventory shall be Purchaser's actual standard price to its customer less 17%, provided, that Purchaser shall use its commercially reasonable efforts to maximize the price therefor. Payment for such purchases of Seller Inventory shall be made by Purchaser forty-five (45) days after its receipt of an invoice. Seller shall be responsible for any licenses fees relating to its Adobe license and for any other license fees relative to the Seller Inventory.

           (v) Purchaser acknowledges that it shall not have exclusive rights to sell the Seller Inventory. However, Seller agrees that it shall not reject any orders from Purchaser during the Initial Period, except to the extent such Inventory is not then available or for other good cause. Seller shall have no obligation to manufacture or procure additional products to the extent Purchaser desires to purchase Seller Inventory not then remaining. In the event that Seller identifies another purchaser for any material amount of any type of Seller Inventory, Seller will notify Purchaser in advance of a sale to such alternative purchaser.

      Upon the expiration of the Initial Period, Seller will consult with Purchaser with respect to the optimal disposition of the remaining Seller Inventory, provided, however, the Seller shall have the sole discretion with respect to the disposition thereof.

     SECTION 6.14. Preparation of Financial Statements. The Parties acknowledge that financial statements for the Business, for at least the three prior fiscal years, have not been prepared in accordance with generally accepted accounting principles and any such financial statements are not currently available for the Business. Purchaser and its independent accountant shall, as soon as practicable following the date of this Agreement, advise Seller by written notice of the form and content of the audited and unaudited historical financial statements and other financial data of the Business required by Purchaser to comply with its filing obligations with the Securities and Exchange Commission (the "SEC") under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including Regulation S-X) in connection with the consummation of the transactions contemplated hereby (the "Required Financial Information"). Seller shall cause the Required Financial Information to be prepared and delivered to Purchaser as soon as practicable and in any event within 60 days following such notice. The Required Financial Information will conform to the requirements of the Exchange Act as set forth in the notice of Purchaser. Purchaser shall pay all fees and expenses of Seller's independent accountant in connection with the preparation and audit of the Required Financial Information. Seller does not make and will not be deemed to make any representations or warranties concerning the Required Financial Information.

     SECTION 6.15. Enforcement of Restrictive Agreements. For a period of one (1) year after the Closing Date, to the extent that any third party is bound by a confidentiality, noncompetition, nonsolicitation or other similar restrictive agreement with Seller solely related to the Business, if Purchaser has reason to believe that any such third party has breached its obligations under such agreement in such a manner as to have a Material Adverse Effect upon the Business, Purchaser shall notify Seller, and Seller shall in good faith determine whether such third party breach exists, and if so, Seller shall, in its sole discretion, either (i) use its commercially reasonable efforts to enforce its rights thereunder with respect to such breach, provided, however, that Purchaser shall reimburse Seller for its costs and expenses in connection therewith (including, without limitation, reasonable attorneys fees and expenses) or (ii) to the extent permitted, allow Purchaser to enforce such agreement against a breach thereof, at Purchaser's sole cost and expense. Notwithstanding the foregoing, Seller shall have no obligation under the preceding sentence to the extent prohibited by law or to the extent taking any such action would result in its being in violation under such restrictive agreement.

     SECTION 6.16. Noncompetition. Seller agrees that for the period during which the Cooperative Marketing, Support and Development Agreement is in effect (the "Non-Compete Period") neither it nor any of its Affiliates will engage in the manufacture of Printers, except to the extent permitted under the Cooperative Marketing, Support and Development Agreement. "Printer" shall mean devices or collections thereof that receive as input electronic signals representative of image data to be printed in hard copy and that provide as output hard copy printed images corresponding to such electronic signals but shall not include passbook printers. The Parties agree that the Non-Compete Period is reasonable and fair, but if for any reason a court determines such period is not reasonable, such period shall be modified to the extent necessary to render the provisions of this Section 6.16 enforceable. The restrictions in this Section 6.16 shall not, however, prevent Seller from acquiring another company or entity which at the time of such acquisition is engaged in the manufacture or sale of printers.

     SECTION 6.17 Know-How, Trade Secrets and Proprietary Processes. Seller agrees that any know-how, trade secrets or proprietary processes relating to the Business shall be owned by, and may be used by Genicom, to the extent reflected in the books and records transferred pursuant to this Agreement or known by the employees of Seller who become employees of Purchaser.



                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     SECTION 7.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

     (a) Litigation. No order, stay, judgment or decree shall have been issued by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

     (b) Legal Opinion. Seller shall have received from McGuire, Woods, Battle & Boothe, L.L.P., counsel to Purchaser, a legal opinion addressed to Seller, dated the Closing Date, to substantially the following effect: Purchaser is a corporation duly organized and validly existing in good standing under the Laws of Delaware; has all required corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements; such execution, delivery and performance has been duly authorized by all necessary corporate action on the part of Purchaser; the execution, delivery and performance of its obligations under this Agreement and the Ancillary Agreements do not (i) violate or cause a default under any provision of Purchaser's charter or by-laws and (ii) to the best knowledge of such counsel, violate any other agreement or instrument to which Purchaser is a party or to which Purchaser or any of its property is subject; each of this Agreement and the Ancillary Agreements to which Purchaser is a party has been duly executed and delivered by Purchaser, each of the Ancillary Agreements to which Purchaser is a party constitutes a valid and binding obligation of Purchaser; and each of such Ancillary Agreements is enforceable in accordance with its terms, subject to such customary exceptions as may be reasonably acceptable to counsel for Seller.

     (c) Certificates. Seller shall have received a true and complete copy, certified by an appropriate officer of Purchaser, of the resolutions duly and validly adopted by Purchaser's Board of Directors evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and all such other documents reasonably requested by Seller relating to the good standing and existence of Purchaser and the authority of Purchaser to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Seller.

     (d) Ancillary Agreements. The Ancillary Agreements to which Purchaser is a party shall have been executed and delivered by Purchaser and shall be legally binding on Purchaser.

     (e) HSR Act. The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division.

     (f) Compliance with Covenants. Purchaser shall have performed and complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing and Seller shall have received a certificate of a duly authorized representative of Purchaser certifying to the matters set forth in this Section 7.01(f).

     SECTION 7.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

     (a) Litigation. No order, stay, judgment or decree shall have been issued by any court restraining or prohibiting the consummation of the transactions contemplated hereby.

     (b) Legal Opinion. Purchaser shall have received from (1) Molly Brennan, assistant general counsel to Seller, a legal opinion addressed to Purchaser, dated the Closing Date, to substantially the following effect: Seller is a corporation duly organized and validly existing in good standing under the Laws of the Commonwealth of Massachusetts; has all required corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements; such execution, delivery and performance has been duly authorized by all necessary corporate action on the part of Seller; the execution, delivery and performance of its obligations under this Agreement and the Ancillary Agreements do not (i) violate or cause a default under any provision of Seller's articles of organization or by-laws, and (ii) to the best knowledge of such counsel, violate any other agreement or instrument to which Seller is a party or to which Seller or any of its property is subject which would materially adversely effect the transfer of the Transferred Assets in accordance with this Agreement; and (2) from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Seller, to the effect that each of this Agreement and the Ancillary Agreements to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, subject in both opinions, to such customary exceptions as may be reasonably acceptable to counsel for Purchaser.

     (c) Certificates. Purchaser shall have received a true and complete copy, certified by the Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and all such other documents reasonably requested by Purchaser relating to the existence of Seller and the authority of Seller to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Purchaser.

     (d) Documents. The Transfer Instruments to be delivered by Seller to Purchaser at the Closing shall be in form and substance reasonably satisfactory to Purchaser.

     (e) Casualties. Prior to the Closing, fire, flood or other cause shall not have destroyed a material part of the Transferred Assets taken as a whole, or damaged such Transferred Assets to a material extent.

     (f) Ancillary Agreements. The Ancillary Agreements to which Seller is a party shall have been executed and delivered by Seller and shall be legally binding on Seller.

     (g) HSR Act. The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division.

     (h) Compliance with Covenants. Seller shall have performed and complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing and Seller shall have received a certificate of a duly authorized Representative of Purchaser certifying to the matters set forth in this Section 7.02(h).


                                  ARTICLE VIII

                                INDEMNIFICATION

     SECTION 8.01. Survival of Representations. Subject to the limitations and other provisions of this Article VIII, the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of one (1) year.

     SECTION 8.02. Seller's Agreement to Indemnify. Subject to the terms and conditions of this Article VIII, Seller agrees to indemnify, defend and hold harmless Purchaser and any stockholder, partner, officer, director or employee of Purchaser (collectively, the "Purchaser Group"), at any time after the Closing Time, from and against all Damages, (including such as are incurred as the result of Claims), incurred by the Purchaser Group or any member thereof resulting from or relating to (i) a breach of any representation or warranty of Seller contained in this Agreement, (ii) the non-performance of any covenant or obligation to be performed on the part of Seller under this Agreement, (iii) any of the Retained Liabilities, or (iv) any claim by a third party that Seller's use of the rights Seller retains under the terms of the Patent Assignment and License Agreement, Software Assignment and License Agreement or Trademark License Agreement violate the rights of such third party.

     SECTION 8.03. Purchaser's Agreement to Indemnify. Subject to the terms and conditions of this Article VIII, Purchaser agrees to indemnify, defend and hold harmless Seller and any stockholder, partner, officer, director or employee of Seller (collectively, the "Seller Group"), at any time after the Closing Time, from and against all Damages (including such as are incurred as the result of Claims) incurred by the Seller Group or any member thereof resulting from or relating to (i) a breach of any representation or warranty of Purchaser contained in this Agreement, (ii) the non-performance of any covenant or obligation to be performed on the part of Purchaser under this Agreement or
(iii) any of the Assumed Liabilities.

     SECTION 8.04. Indemnification Payments and Survival. (a) No action may be brought by any Indemnified Person with respect to any indemnifiable claim under Section 8.02(i) or 8.03(i) after the expiration of the representations and warranties contained herein unless prior to such expiration, written notice, given in good faith of the specific breach thereof is given by the Indemnified Party to the Indemnifying Party.

     (b) No claim may be made against an Indemnifying Party pursuant to its indemnification obligations set forth in Section 8.02(i) or 8.03(i) with respect to any individual item of Damage unless and until the aggregate of all such Damages actually incurred by the Indemnified Person exceeds $50,000 (the "Threshold Amount") and the Indemnified Person's right to indemnification hereunder shall only be with respect to such amounts in excess of the Threshold Amount. In the case of any claim for indemnification made by the Indemnified Person to the Indemnifying Party in which the Indemnified Person asserts for the first time that the Threshold Amount has been or will be exceeded after or upon satisfaction of the claim for which the Indemnified Person seeks indemnification, the Indemnified Person shall set forth in reasonable detail the Damages, including the basis therefor, which have exceeded or which, together with the claim being made, will exceed the Threshold Amount. Neither party's obligation to indemnify the other and hold it harmless under Section 8.02(i) or 8.03(i) shall in any event exceed in the aggregate an amount equal to twenty five percent (25%) of the Purchase Price. If either party is obligated to indemnify the other hereunder, in lieu of the payment of cash, it may offset such indemnification payments against amounts owed by the Indemnified Person to the Indemnifying Party under any of the Ancillary Agreements or hereunder. The Indemnifying Party shall not be obligated for any indirect, special or consequential damages incurred by the Indemnified Person.

     (c) For purposes of determining the amount of Damages incurred by an Indemnified Person, such Damages shall be net of any insurance payment actually received by the Indemnified Person in compensation for the same Damages for which indemnification is sought and shall be reduced by the amount of any tax benefits to be realized by the Indemnified Person with respect to the matter which was the basis for the Damages for which indemnification is sought.

     (d) The parties hereto acknowledge and agree that the indemnities set forth in this Agreement shall be the sole and exclusive remedy at law or equity with respect to any and all claims relating to the subject matter of this Agreement.

     (e) Except as set forth in this Agreement and in the Ancillary Agreements, the parties hereto are not making any representation, warranty, covenant or agreement with respect to the subject matter of this Agreement. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto after the consummation of the transactions contemplated hereby to rescind this Agreement or any of the transactions contemplated hereby.

     (f) Purchaser and Seller agree that if a claim may reasonably be asserted under Section 8.02(i) or 8.03(i), as the case may be, or under a subsection which is not subject to the limitations contained in Section 8.04(b), then the party seeking indemnification may assert such claim under either or both of the applicable sections.

     SECTION 8.05.  Conditions of Indemnification.

     (a) Except as otherwise specifically provided in this Agreement, any claim for indemnification by any Indemnified Person with respect to a Claim made by any Person other than a Party shall be subject to the provisions of this
Section 8.05:

           (i) The Indemnified Person will give the Indemnifying Party prompt notice of any such Claim and, subject to Section 8.05(b) herein, shall cooperate in all reasonable respects with the Indemnifying Party and its counsel in defending such Claim and, subject to Section 8.05(b), the Indemnifying Party shall have the right to undertake the defense thereof by representatives chosen by it;

           (ii) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend the Indemnified Person against whom such Claim has been asserted, the Indemnified Person shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; and

           (iii) Anything in this Section 8.05 to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Person other than as a result of money damages or other money payments, the Indemnified

      Person shall, after reasonable prior notice to the Indemnifying Party, have the right, at its own cost and expense, to jointly defend, compromise or settle such Claim.

      (b) If any member of the Purchaser Group or the Seller Group is entitled to receive indemnification from an Indemnifying Party with respect to any Claim and the named parties to any such Claim include both such Indemnified Person and such Indemnifying Party, and such Indemnified Person shall have been advised by counsel that counsel employed by such Indemnifying Party would, under applicable professional standards, have a conflict in representing both the Indemnifying Party and such Indemnified Person, if such Indemnified Person notifies the Indemnifying Party in writing that it elects to employ separate counsel reasonably satisfactory to the Indemnifying Party at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such Claim on behalf of such Indemnified Person, it being understood, however, that the Indemnifying Party shall not in connection with any one such Claim or separate but substantially similar or related Claims in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Persons. With the prior written consent of the Indemnifying Party (it being agreed that such consent shall not be unreasonably withheld), any Indemnified Person may agree to any settlement of any Claim involving a payment or expenditure for which such Indemnified Person intends to claim indemnification hereunder. Nothing herein shall be deemed to authorize any Indemnified Person to agree without the prior written consent of the Indemnifying Party to any such settlement. The Indemnifying Party may not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought under this Agreement (whether or not any Indemnified Person is an actual or potential party to such Claim) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such Claim. If an Indemnified Person determines not to accept a monetary settlement of any such litigation or prospective litigation following the Indemnified Person's receipt of written notice from the Indemnifying Party requesting the Indemnified Person's acceptance of such a settlement for an amount (the "Settlement Amount") agreed to in writing by the Indemnified Person and the parties (other than the Indemnified Person) to such litigation or prospective litigation and a judgment in excess of the Settlement Amount is thereafter rendered against the Indemnified Person, no claim for indemnification under Section 8.02 or 8.03, as the case may be, may thereafter be made with respect to such litigation or prospective litigation against the Indemnifying Party in excess of the Settlement Amount consented to by the Indemnifying Party.

      (c) Purchaser and Seller agree that any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price.


                                   ARTICLE IX

                       EMPLOYEE ARRANGEMENTS AND BENEFITS

     SECTION 9.01.  Employment Offers to United States Employees.

     Seller and Purchaser acknowledge that by letter agreement dated July 22, 1997, Seller agreed that Purchaser may make offers of employment, contingent upon the Closing, to the employees of the Business located in the United States for any position and under any terms and conditions determined in Purchaser's sole discretion. Seller agrees that Purchaser may continue to make offers of employment to such persons after the Closing.

     SECTION 9.02. No Right or Benefit. No provision of this Article IX shall create any right or benefit in any person not a party to this Agreement.


                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Purchaser and Seller.

     SECTION 10.02. Waiver. At any time prior to the Closing, either Purchaser or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

     SECTION 10.03. Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 10.04. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

     (a) if to Seller:

                        Digital Equipment Corporation
                        111 Powdermill Road
                        Maynard, Massachusetts 01754
                        Attention: Harold D. Copperman
                        Telephone No.: (508) 467-7560
                        Facsimile No.: (508) 493-7310

         with a copy to:

                        Digital Equipment Corporation
                        111 Powdermill Road
                        Maynard, Massachusetts 01754-1499
                        Attention:  Cindy Lewis, Esq.
                        Telephone No.: (508) 493-5242
                        Facsimile No.: (508) 493-7310
     with an additional copy to:

                         Mintz, Levin, Cohn, Ferris,
                          Glovsky and Popeo, P.C.
                         One Financial Center
                         Boston, Massachusetts 02111
                         Attention: Richard A. Goldman, Esq.
                         Telephone No.: (617) 542-6000
                         Facsimile No.: (617) 542-2241

(b)  if to Purchaser:

                         Genicom Corporation
                         14800 Conference Center Drive
                         Chantilly, Virginia 20151
                         Attention: Paul Winn, President
                          and Chief Executive Officer
                         Telephone No.: (703) 802-9200
                         Facsimile No.: (703) 802-8618

     with a copy to:

                         McGuire, Woods, Battle & Boothe, L.L.P.
                         One James Center
                         901 East Cary Street
                         Richmond, Virginia 23219
                         Attention: Jane Whitt Sellers, Esq.
                         Telephone No.: (804) 775-1000
                         Facsimile No.: (804) 775-1061


All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

     SECTION 10.05. Press Release; Public Announcements. Purchaser and Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and agreement as to the form and content thereof, which agreement shall not be unreasonably withheld or delayed, except to the extent required by Law.

     SECTION 10.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the transactions contemplated hereby are not affected in any manner materially adverse to Purchaser or Seller. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Purchaser and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of Purchaser and Seller as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 10.08. Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the Parties and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between Purchaser and Seller with respect to the subject matter hereof and supersede all prior oral written agreements and understandings relating to the subject matter hereof.

     SECTION 10.09. Assignment; Successors. The rights and obligations under this Agreement may not be assigned by either Party hereto without the prior written consent of the other Party; provided, however, either Party may assign its rights and obligations under this Agreement, in whole or in part, to any of its wholly-owned subsidiaries without the other Party's consent, provided, further, that no such assignment shall relieve such assigning Party from its obligations or liabilities hereunder. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each Party hereto.

     SECTION 10.10. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto, their successors or permitted assigns and, with respect to
Article VIII, the Indemnified Persons, any rights or remedies under or by reason of this Agreement and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     SECTION 10.11. Specific Performance. The Parties each acknowledge and agree that in addition to any other remedies available at law (except as specifically restricted as provided herein) or hereunder each of the Parties hereto shall be entitled to specific enforcement of the terms of this Agreement against the other Party.

     SECTION 10.12. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought either in the courts of The Commonwealth of Massachusetts, the Commonwealth of Virginia or of the United States of America for the District of Massachusetts or the District of Virginia. By execution and delivery of this Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to this Agreement and the rights and obligations of the Parties hereunder. The Parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it or he is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the Parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the Party at its address set forth in Section 10.04 hereof and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 10.12 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

     SECTION 10.13. Interpretation. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

     SECTION 10.14. Counterparts. This Agreement shall become effective upon execution by both Parties. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


                             DIGITAL EQUIPMENT CORPORATION



                             By:/s/Harold D. Copperman
                             Name:  Harold D. Copperman
                             Title: Senior Vice President and General Manager
                                     Digital Products Division



                             GENICOM CORPORATION


                             By:/s/Paul T. Winn
                             Name:  Paul T. Winn
                             Title: President and Chief Executive Officer